Exhibit 99.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

IHS INC.,

PROJECT LINCOLN SUB I, INC.,

GLOBAL INSIGHT, INC.,

JOSEPH E. KASPUTYS,

and

MICHAEL R. KARGULA

Dated as of September 18, 2008

TABLE CONTENTS

3.15	Insurance	23
3.16	Employees; Employee Benefits	23
3.17	Absence of Certain Changes or Events	26
3.18	No Broker	27
3.19	Certain Payments	27
3.20	Relationships with Related Persons	27
3.21	Accounts Receivable	27
3.22	No Additional Representations or Warranties	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28
4.1	Organization	28
4.2	Authority	28
4.3	Noncontravention	28
4.4	Litigation	29
4.5	Cash Consideration	29
4.6	No Broker	29
4.7	Parent Common Stock	29
4.8	Taxes	29
4.9	Filings with the SEC	29
4.10	Interim Operations of Merger Sub and Subco	30
4.11	No Additional Representations or Warranties	30
ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS		31
5.1	Conduct of Business of the Company	31
5.2	Access to Information of the Company and its Subsidiaries	33
5.3	Tax-Free Reorganization Treatment	33
ARTICLE VI ADDITIONAL AGREEMENTS		34
6.1	Reasonable Best Efforts	34
6.2	Acquisition Proposals	36
6.3	Public Announcements	36
6.4	Notification of Certain Matters	36
6.5	Fees and Expenses	37
6.6	Parent Common Stock; Registration Rights; NYSE Listing	37
6.7	Employee Benefits Matters	39
6.8	Directors’ and Officers’ Indemnification	40
6.9	Transfer Taxes	40
6.10	Supplemental Disclosure	41
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		41
7.1	Conditions to Each Party’s Obligations to Effect the Merger	41
7.2	Conditions to the Obligations of Parent and Merger Sub	41
7.3	Conditions to the Obligations of the Company	42
ARTICLE VIII TERMINATION; AMENDMENT; WAIVER		43
8.1	Termination by Mutual Agreement	43
8.2	Termination by Either Parent or the Company	43
8.3	Termination by the Company	44
8.4	Termination by Parent	44
8.5	Effect of Termination and Abandonment	44

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8.6	Amendment	44
8.7	Extension; Waiver	44
ARTICLE IX SURVIVAL; INDEMNIFICATION		45
9.1	Survival	45
9.2	Indemnification	45
9.3	Procedures	46
9.4	Exclusive Remedy	47
9.5	No Punitive Damages	47
9.6	Calculation of Damages	47
ARTICLE X MISCELLANEOUS		48
10.1	Entire Agreement; Assignment	48
10.2	Notices	48
10.3	Governing Law	49
10.4	Descriptive Headings	49
10.5	Parties in Interest	49
10.6	Severability	49
10.7	Counterparts	50
10.8	Interpretation	50
10.9	Definitions	50

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Non-Compete and Non-Solicitation Agreement

Exhibit C – Form of Employment Arrangement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2008, is by and among IHS INC., a Delaware corporation (“Parent”), PROJECT LINCOLN SUB I, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), GLOBAL INSIGHT, INC., a Delaware corporation (the “Company”), JOSEPH E. KASPUTYS and MICHAEL R. KARGULA (together with Joseph E. Kasputys, the “Principal Stockholders”). Certain capitalized and non-capitalized terms used herein are defined in Section 10.9.

RECITALS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub each have approved this Agreement and the transactions contemplated hereby, including the Merger, and declared the Merger advisable, fair to, and in the best interests of, their respective stockholders, and the Board of Managers of Subco has approved the Subsequent Merger, and declared the Subsequent Merger advisable, fair to, and in the best interest of its members;

WHEREAS, pursuant to the Merger and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Company Common Stock shall be converted into the right to receive cash or a combination of cash and shares of Parent Common Stock as set forth in this Agreement;

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, the Principal Stockholders (owning a majority of the shares of Company Common Stock) have concurrently herewith entered into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, the Principal Stockholders have agreed to vote all shares of capital stock of the Company owned by them in favor of approval and adoption of this Agreement and the Merger;

WHEREAS, for United States federal income Tax purposes, the Merger and the Subsequent Merger, taken together, are intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368 of the Code; and

WHEREAS, the Company, Parent, Merger Sub and the Principal Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER AND THE SUBSEQUENT MERGER

1.1           The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the Company shall continue as the surviving entity (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.

1.2           Closing of the Merger.

(a)           Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the terms and conditions of Article VIII, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110, or at such other time, date or place as agreed to in writing by the parties hereto.

(b)           At the Closing, Parent shall deliver or shall cause to be delivered:

(i)         to each of the Principal Stockholders, (x) a certificate or certificates representing the shares of Parent Common Stock to be issued to such Principal Stockholder pursuant to Article II or evidence of the deposit of such uncertificated shares of Parent Common Stock into an account established in the name of such Principal Stockholder with Parent’s transfer agent, and (y) the amount of cash, by wire transfer of immediately available funds to an account designated in writing at least three (3) Business Days prior to the Closing Date, to be paid to such Principal Stockholder pursuant to Article II in connection with their holdings of Company Common Stock and Options, less the applicable portion of the Initial Escrow Amount;

(ii)        to each of the holders of Company Common Stock set forth on Schedule 1.2, the amount of cash, by wire transfer of immediately available funds to an account designated in writing at least three (3) Business Days prior to the Closing Date, to be paid to such holder of Company Common Stock pursuant to Article II in connection with their holdings of Company Common Stock and Options;

(iii)       to the Escrow Agent, the Initial Escrow Amount in accordance with Section 2.4, and to each of the Escrow Agent and the Principal Stockholders, a counterpart of the Escrow Agreement duly executed by Parent; and

(iv)       to the Company, such other documents required to be delivered at Closing pursuant to this Agreement.

(c)           At the Closing, the Company shall deliver or shall cause to be delivered:

(i)         to Parent, the Certificates representing shares of Company Common Stock owned by the Principal Stockholders and the holders of Company Common Stock set forth in Section 1.2 of the Company Disclosure Schedule;

(ii)        to the Escrow Agent and Parent, a counterpart of the Escrow Agreement duly executed by each of the Principal Stockholders;

(iii)       to Parent, with respect to the Principal Stockholders and the holders of Company Common Stock set forth in Section 1.2 of the Company Disclosure Schedule (to the extent that such persons hold Options), the acknowledgments described in the last sentence of Section 2.6; and

(iv)       to Parent, such other documents required to be delivered at Closing pursuant to this Agreement.

1.3           Effective Time.  Subject to the provisions of this Agreement, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4           Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5           Organizational Documents of the Surviving Corporation.  The Company’s certificate of incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Company’s bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.6           Directors and Officers of the Surviving Corporation.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation at and after the Effective Time and shall hold office until their successors are duly elected or appointed or until their earlier death, resignation or removal.

(b)           The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation at and after the Effective Time and shall hold office until their successors are duly elected or appointed or until their earlier death, resignation or removal.

1.7           Subsequent Merger.

(a)           Immediately after the Effective Time, Parent shall cause the Surviving Corporation to merge with and into Project Lincoln Sub II LLC, a newly organized direct, wholly-owned Delaware limited liability company subsidiary of Parent (“Subco”) and the separate corporate existence of the Surviving Corporation shall thereupon cease (the “Subsequent Merger”).

(b)           With respect to any time following the Subsequent Merger, references herein to the Surviving Corporation shall refer to Subco as the surviving company in the Subsequent Merger.

ARTICLE II

CONVERSION OF SECURITIES

2.1           Merger Consideration.

(a)           The aggregate notional value to be paid pursuant to this Agreement following the conclusion of the post-Closing “true up” procedures described in Section 2.13 (the “Final Aggregate Notional Value”) shall be (i) $200 million, (ii) (x) plus the amount, if any, by which Closing Cash exceeds Closing Indebtedness or (y) minus the amount, if any, by which Closing Indebtedness exceeds Closing Cash, (iii) (x) plus the amount, if any, by which Closing Working Capital exceeds $10,400,000 or (y) minus the amount, if any, by which $10,400,000 exceeds Closing Working Capital, and (iv) minus fifteen percent (15%) of the Closing Deferred Subscription Revenue.

(b)           The aggregate notional value to be paid upon the surrender of Certificates at or following the Closing (the “Closing Aggregate Notional Value”) shall be based upon estimated adjustments, determined in accordance with Section 2.13, such that the Closing Aggregate Notional Value shall be (i) $200 million, (ii) (x) plus the amount, if any, by which Estimated Closing Cash exceeds Estimated Closing Indebtedness or (y) minus the amount, if any, by which Estimated Closing Indebtedness exceeds Estimated Closing Cash, (iii) (x) plus the amount, if any, by which Estimated Closing Working Capital exceeds $10,400,000 or (y) minus the amount, if any, by which $10,400,000 exceeds Estimated Closing Working Capital, and (iv) minus fifteen percent (15%) of the Estimated Closing Deferred Subscription Revenue.

(c)           The “Closing Aggregate Cash Consideration,” as may be adjusted pursuant to Section 2.14, is an amount of cash equal to sixty percent (60%) of the Closing Aggregate Notional Value.

(d)           The “Closing Aggregate Stock Consideration,” as may be adjusted pursuant to Section 2.14, is a number of shares of Parent Common Stock equal to (i) forty percent (40%) of the Closing Aggregate Notional Value divided by (ii) the Parent Common Stock Value.

(e)           The “Parent Common Stock Value” shall mean the average closing price of the Parent Common Stock on the New York Stock Exchange (“NYSE”), as reported in the Wall Street Journal, for the 10 consecutive trading days ending on the third trading day prior to the Closing Date; provided, however, (i) if such average closing price is greater than $65.50, the term Parent Common Stock Value shall mean $65.50, and (ii) if such average closing price is less than $60.50, the term Parent Common Stock Value shall mean $60.50. The Parent Common Stock Value shall be calculated to the nearest one one-hundredth of a cent.

(f)            The “Aggregate Actual Value” means the sum of (i) the Closing Aggregate Cash Consideration and (ii) the product of (x) the Closing Aggregate Stock Consideration and (y) the Parent Common Stock Value calculated without regard to the proviso in Section 2.1(e).

(g)           The “Closing Per Share Merger Consideration” equals the amount (calculated to the nearest one one-hundredth of one cent) determined by dividing (i) the sum of (x) the Aggregate Actual Value plus (y) the product of (A) the aggregate number of shares of Company Common Stock subject to Options (assuming acceleration of the vesting of all of the Options), multiplied by (B) the weighted average exercise price of the Options, by (ii) the sum of (x) the number of shares of Company Common Stock outstanding as of the Effective Time plus (y) the aggregate number of shares of Company Common Stock subject to Options (assuming acceleration of the vesting of all of the Options).

2.2           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holders of shares of Company Common Stock:

(a)           Conversion of Merger Sub Common Stock.  Each share of Merger Sub common stock, par value $0.01 per share (“Merger Sub Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

(b)           Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by the Company as treasury stock, if any, and all shares of Company Common Stock that are owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent or any Subsidiary of the Company, immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.2(b) and Dissenting Shares) shall be converted into the right to receive:

(i)         in the case of Company Common Stock held by holders other than the Principal Stockholders, an amount of cash equal to the Closing Per Share Merger Consideration; and

(ii)        in the case of Company Common Stock held by the Principal Stockholders, a combination of cash and shares of Parent Common Stock equal in value to the Closing Per Share Merger Consideration, where (x) the number of shares of Parent Common Stock to be issued equals (A) the Closing Aggregate Stock Consideration divided by (B) the number of shares of Company Common Stock held by the Principal Stockholders immediately prior to the Effective Time and (y) the amount of cash equals the difference between (A) the Closing Per Share Merger Consideration and (B) the product of the Parent Common Stock Value calculated without regard to the proviso in Section 2.1(e) and the number of shares determined pursuant to clause (x) of this Section 2.2(c)(ii); as well as the True Up Per Share Merger Consideration, if any, in accordance with Section 2.13 and the Earn Out Adjustment Amount, if any, in accordance with Section 2.15. The number of shares of Parent Common Stock to be issued shall be calculated to the nearest one ten-thousandth of a share.

(d)           All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except (i) in the case of the holders of Company Common Stock other than the Principal Stockholders, the right to receive the Closing Per Share Merger Consideration therefor upon the surrender of such Certificate at the Closing or in accordance with Section 2.7, without interest and (ii) in the case of the Principal Stockholders, the right to receive the consideration described in Section 2.2(c)(ii) as well as the True Up Per Share Merger Consideration, if any, in accordance with Section 2.13 and the Earn Out Adjustment Amount, if any, in accordance with Section 2.15.

2.3           Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued to the Principal Stockholders, and such Principal Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any fractional shares of Parent Common Stock that would have otherwise been issued to such Principal Stockholders. In lieu of any fractional shares of Parent Common Stock that would have otherwise been issued, each Principal Stockholder that would have been entitled to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would be received by such Principal Stockholder) shall, upon surrender of such person’s Certificates at the Closing, receive a cash payment equal to the Parent Common Stock Value multiplied by such fraction.

2.4           Escrow Account.  At the Closing, an amount of cash equal to ten percent (10%) of the Aggregate Actual Value (the “Initial Escrow Amount”) shall be delivered by Parent or the Surviving Corporation to the Escrow Agent, in lieu of delivering such amounts to the Principal Stockholders, for deposit into a separate account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement.

2.5           Reclassification of Parent Securities.  If, at any time during the period between the date of this Agreement and the Effective Time (or any later time at which shares of Parent Common Stock are to be issued pursuant to this Agreement), any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the provisions of this Article II shall be equitably adjusted.

2.6           Options.  At the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (collectively, the “Options”) under the Company’s 2001 Stock Option Plan (Amended and Restated as of March 1, 2004) (the “Company Option Plan”), including unvested Options, shall be cancelled and the Option holder shall have the right to receive (i) in the case of an Option having a per share exercise price less than the Closing Per Share Merger Consideration, an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (B) the amount by which the Closing Per Share Merger Consideration exceeds the per share exercise price of such Option; or (ii) in the case of an Option having a per share exercise price equal to or greater than the Closing Per Share Merger Consideration, no payment of cash or issuance of other securities in respect thereof.  The cancellation of an Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option.  Subject to the prior receipt of an acknowledgment of the release described in the immediately preceding sentence signed by such holders of Options, amounts to be paid pursuant to this Section 2.6 shall be paid to the Principal Stockholders and the holders of Company Common Stock set forth in Section 1.2 of the Company Disclosure Schedule at the Closing and to other holders of Options within three (3) Business Days following the Closing Date.

2.7           Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), the Surviving Corporation shall use reasonable best efforts to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), other than the Principal Stockholders and the Company stockholders listed on Schedule 1.2, (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, including with respect to title, and (ii) instructions for effecting the surrender of such Certificates in exchange for such holder’s Closing Per Share Merger Consideration.  Upon surrender of a Certificate to the Surviving Corporation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the holder of such Certificate shall be entitled to receive in exchange therefor the

Closing Per Share Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Closing Per Share Merger Consideration to which such holder is entitled pursuant to Section 2.2, may be delivered with respect to such shares to such a transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

2.8           No Liability.  None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any merger consideration delivered, in good faith, to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.9           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement the merger consideration with respect to the shares of Company Common Stock formerly represented by such Certificate.

2.10         Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the merger consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.11         Transfer Books.  The transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.  On or after the Effective Time, any Certificates presented to Parent or the Surviving Corporation for any reason shall be converted into the applicable Closing Per Share Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.12         Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who properly exercise appraisal rights, if any, with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Closing Per Share Merger Consideration and holders thereof (“Dissenting Stockholders”) shall be entitled to receive only the appraised value of such shares in accordance with Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  If any Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be converted into and become exchangeable for the right to receive, as of the

Effective Time, the applicable Closing Per Share Merger Consideration without any interest thereon.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to a stockholder’s rights of appraisal, if applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

2.13         Net Working Capital Adjustment; Cash Adjustment; Deferred Subscription Revenue Adjustment.

(a)        Estimated Amounts.  No later than the three (3) Business Days prior to the scheduled Closing Date, the Company shall deliver to Parent a statement setting forth (i) the Company’s estimate of Closing Cash (“Estimated Closing Cash”), (ii) the Company’s estimate of Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) the Company’s estimate of Closing Working Capital (“Estimated Closing Working Capital”), and (iv) the Company’s estimate of Closing Deferred Subscription Revenue (“Estimated Closing Deferred Subscription Revenue”).  The estimated amounts referred to in this Section 2.13(a) shall be prepared in good faith and shall be determined as if such amounts were the actual amounts of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Deferred Subscription Revenue, respectively (which amounts, both estimated and actual, shall be determined in accordance with U.S. generally accepted accounting principles, as applicable, and in a manner consistent with the Company’s accounting principles, methodologies and practices used to prepare the Company’s consolidated audited balance sheet for the year ended December 31, 2007 (the “Year End Balance Sheet”) and the Interim Balance Sheet).

(b)        Definitions.

(i)     “Closing Cash” means the amount of cash and cash equivalents, excluding restricted cash other than restricted cash from the Taubenstrasse lease expiring January 31, 2009, held by the Company as of the close of business on the Closing Date.

(ii)   “Closing Deferred Subscription Revenue” means the Company’s deferred subscription revenue, including both subscription related and consulting related deferred revenue, as of the close of business on the Closing Date.

(iii)  “Company Financial Advisor” means Signal Hill Capital Group LLC.

(iv)  “Closing Indebtedness” means any Indebtedness for borrowed money (and accrued interest thereon) as of the close of business on the Closing Date, settlement of interest rate swaps to be settled as of or after the Closing Date, and amounts owed to the Company Financial Advisor, the Company’s legal counsel and any other amounts owed for the

Company’s transaction related expenses in connection with the Merger at or following the Closing Date.

(v)   “Closing Working Capital” means the difference, as of the close of business on the Closing Date, between (x) the current assets of the Company, including billed accounts receivable, unbilled accounts receivable, prepaid expenses and other current assets of the Company, but excluding Closing Cash and restricted cash, and (y) the current liabilities of the Company, including accounts payable, accrued liabilities, the employer portion of any Tax or Tax withholding due in connection with the exercise of any Options pursuant to Section 2.6, customer deposits and other current liabilities of the Company, but excluding Closing Indebtedness and Closing Deferred Subscription Revenue.  For the avoidance of doubt, for purposes of calculating Closing Working Capital, current assets shall not include any deferred acquisition financing costs or any portion of the deferred tax asset, and current liabilities shall include accruals for all current liabilities of the Company through the Closing Date, including tax and bonus accruals, and the current income Tax impact from the Company’s payment of bonuses immediately prior to Closing will not be included in the calculation of Closing Working Capital.

(c)        Closing Amounts.  Within thirty (30) days after the Closing Date, Parent shall deliver to the Principal Stockholders a statement setting forth Parent’s calculation of each of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Deferred Subscription Revenue (the “Closing Date Schedule”).

(d)        Review.  The Principal Stockholders shall have thirty (30) days following the date of delivery of the Closing Date Schedule to notify Parent in writing of any objection (the “Objection Notice”) they may have to Closing Cash, Closing Indebtedness, Closing Working Capital and/or Closing Deferred Subscription Revenue as set forth and calculated on the Closing Date Schedule or the Principal Stockholders may give Parent written notice prior to the expiration of such thirty (30) day period that they agree with the Closing Date Schedule.  The Objection Notice must specify in reasonable detail the dollar amount of any objection, the basis therefor and the proposed corrections.  Parent shall provide the Principal Stockholders copies of all backup and work papers in connection with the calculation of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Deferred Subscription Revenue as well as access to any books and records of the Company reasonably requested by the Principal Stockholders in connection with the Principal Stockholders’ review of the Closing Date Schedule.

(e)        Deemed Acceptance.  Any determination set forth in the Closing Date Schedule that is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties.

(f)         No Disagreement.  If the Principal Stockholders are not given written notice of Parent’s disagreement with the Objection Notice within ten (10) days after the receipt thereof, or if Parent has given the Principal Stockholders written notice that it agrees with the Objection Notice prior to the expiration of such ten (10) day period, Closing Cash, Closing Indebtedness,

Closing Working Capital and Closing Deferred Subscription Revenue as adjusted by the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties.

(g)        Review by Accountant.  If the Principal Stockholders provide Parent with an Objection Notice and Parent disagrees with the Objection Notice, Parent shall give the Principal Stockholders written notice, within ten (10) days of receipt of the Objection Notice, of any disagreement with the Objection Notice.  Any determination set forth in the Objection Notice that is not specifically objected to in Parent’s written notice of disagreement shall be deemed acceptable and shall be final and binding upon the parties.  If Parent has given notice of its disagreement with the Objection Notice, and Parent and the Principal Stockholders are unable to resolve the disagreement within ten (10) days of receipt of Parent’s notice of disagreement, the determination of Closing Cash, Closing Indebtedness, Closing Work Capital and/or Closing Deferred Subscription Revenue, as applicable, shall be determined by an independent public accounting firm mutually agreed to by the Principal Stockholders and Parent (“Independent Accountant”).  Parent and the Principal Stockholders shall provide the Independent Accountant with their respective determinations of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Deferred Subscription Revenue, as applicable.  The Independent Accountant shall be instructed to render its decision in accordance with the terms of this Agreement and shall consider only those items or amounts that are the subject of disagreement between the parties and issues directly affected by such items.  The Independent Accountant shall deliver to Parent and the Principal Stockholders as promptly as practicable, but in no event later than sixty (60) days after the Independent Accountant is engaged, a written report setting forth its resolution and, if applicable, its calculation of the disputed items or amounts, which shall be final and binding on the parties.  In no event shall the Independent Accountant’s determination result in (i) Closing Cash that is less than that set forth in the Closing Date Schedule or greater than that set forth in the Objection Notice, (ii) Closing Indebtedness that is greater than that set forth in the Closing Date Schedule or less than that set forth in the Objection Notice, (iii) Closing Working Capital that is less than that set forth in the Closing Date Schedule or greater than that set forth in the Objection Notice, or (iv) Closing Deferred Subscription Revenue that is greater than that set forth in the Closing Date Schedule or less than that set forth in the Objection Notice.  The parties shall promptly comply with all reasonable requests by the Independent Accountant for information, books, records and similar items.  The fees and expenses relating to such review and report from the Independent Accountant shall be allocated between the Principal Stockholders, on the one hand, and Parent, on the other hand, in inverse proportion to the resolution of the disagreements by the Independent Accountant such that the party or parties whose determination of Closing Cash, Closing Indebtedness, Closing Working Capital and/or Closing Deferred Subscription Revenue (as applicable) as first submitted to the Independent Accountant is closer to the Independent Accountant’s determination of Closing Cash, Closing Indebtedness, Closing Working Capital and/or Closing Deferred Subscription Revenue (as applicable) pays a smaller percentage of such fees and expenses (such smaller percentage of fees and expenses derived from dividing (x) the absolute value of the difference between the Independent Accountant’s determination of the amount in question and the closer amount submitted, by (y) the absolute value of the difference between the amounts submitted to the Independent Accountant by the two parties).

(h)        Adjustment Payment.  Within three (3) Business Days after the last of Closing Cash, Closing Indebtedness, Closing Working Capital and Closing Deferred Subscription

Revenue becomes final and binding on the parties pursuant to Sections 2.13(e), 2.13(f) or 2.13(g), as applicable, (i) Parent shall pay to the Principal Stockholders, as described in Section 2.13(i), an amount equal in the aggregate to the amount, if any, by which the Final Aggregate Notional Value exceeds the Closing Aggregate Notional Value, or (ii) Parent shall receive, as described in Section 2.13(j), an amount equal to the amount, if any, by which the Closing Aggregate Notional Value exceeds the Final Aggregate Notional Value (the amount of the payment pursuant to clause (i) or clause (ii) of this Section 2.13(h) being referred to as the “Adjustment Payment”), in either case, together with interest on the Adjustment Payment at the rate designated by the Escrow Agent as its prime rate in effect on the Closing Date for the period from and including the Closing Date to, but excluding, the date of such payment.

(i)         Adjustment Payment to the Principal Stockholders.  In the event that an Adjustment Payment is to be paid to the Principal Stockholders pursuant to Section 2.13(h)(i), each Principal Stockholder shall receive, for each share of Company Common Stock owned by such Principal Stockholder immediately prior to the Effective Time, a combination of cash and Parent Common Stock (the “True Up Per Share Merger Consideration”), such amount to consist of (x) a number of shares of Parent Common Stock equal to (A) forty percent (40%) of the Adjustment Payment divided by (B) the average closing price of the Parent Common Stock on the NYSE, as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending on the third trading day prior to the scheduled date of payment pursuant to Section 2.13(h) (the “Parent True Up Common Stock Value”; provided, however, (i) if such average closing price is greater than $65.50, the term Parent True Up Common Stock Value shall mean $65.50 and (ii) if such average closing price is less than $60.50, the term Parent True Up Common Stock Value shall mean $60.50) divided by (C) the number of shares of Company Common Stock held by the Principal Stockholders immediately prior to the Effective Time and (y) an amount of cash equal to (A) sixty percent (60%) of the Adjustment Payment divided by (B) the number of shares of Company Common Stock held by the Principal Stockholders immediately prior to the Effective Time.  In addition, the interest payable on the Adjustment Payment shall be paid in cash to the Principal Stockholders on a pro rata basis in proportion to the number of shares of Company Common Stock held by them immediately prior to the Effective Time.  Cash amounts shall be paid by wire transfer of immediately available funds to accounts designated in writing by the Principal Stockholders and cash shall be paid in lieu of fractional shares in a manner consistent with Section 2.3 but applying the Parent True Up Common Stock Value.  An amount of cash equal to ten percent (10%) of the Adjustment Payment otherwise payable to the Principal Stockholders shall be deposited into the Escrow Account (such amount, together with the Initial Escrow Amount, the “Escrow Amount”).  Notwithstanding anything contained herein to the contrary, if Tax Counsel to the Company reasonably determines that the conclusion set forth in the Tax Opinion delivered at the Closing pursuant to this Agreement would reasonably be expected to be adversely affected by the form of any such Adjustment Payment pursuant to Section 2.13(i) as a result of the Merger and the Subsequent Merger, taken together, potentially failing to satisfy the “continuity of interest” requirement under Treasury Regulation Section 1.368-1(e), the Parent Common Stock portion of the Adjustment Payment shall be increased, and the cash portion of the Adjustment Payment shall be correspondingly reduced (such reduction to be by an amount equal to the product of (i) the Parent True Up Common Stock Value and (ii) the number of shares of Parent Common Stock to be added to the Parent Common Stock portion of the Adjustment Payment), to the minimum extent necessary so as not to adversely affect the conclusion set forth in such Tax Opinion.

(j)         Adjustment Payment to Parent.  In the event that an Adjustment Payment (together with interest thereon) is to be paid to Parent pursuant to Section 2.13(h)(ii), the parties shall execute a joint instruction to the Escrow Agent for the Escrow Agent to pay such amount to Parent out of the Escrow Account in accordance with the terms of the Escrow Agreement.

2.14         Tax Adjustment.  Notwithstanding anything contained herein to the contrary, if the Tax Opinion to be delivered to the Company referred to in Section 7.3(g) cannot be rendered (as reasonably determined by Tax Counsel to the Company) as a result of the Merger and the Subsequent Merger, taken together, potentially failing to satisfy the “continuity of interest” requirement under Treasury Regulation Section 1.368-1(e), the Closing Aggregate Stock Consideration shall be increased, and the Closing Aggregate Cash Consideration shall be correspondingly reduced (such reduction to be by an amount equal to the product of (i) the Parent Common Stock Value, and (ii) the number of shares of Parent Common Stock to be added to the Closing Aggregate Stock Consideration), to the minimum extent necessary to enable the Tax Opinion to be rendered.

2.15         Earn Out Adjustment.

(a)        Within three (3) Business Days of payment by Parent or the Surviving Corporation or any of their respective Affiliates of the earn out amount pursuant to the agreement for the sale and purchase of the entire issued share capital of Supplier Business Limited, dated November 2, 2007, by and between Edmund Paul Chew and Global Insight Limited (the “Supplier Business Earn Out”) (i) Parent shall pay to the Principal Stockholders, as described in Section 2.15(b), an amount equal in the aggregate to the amount, if any, by which the Supplier Business Earn Out is less than £500,000, or (ii) Parent shall receive, as described in Section 2.15(c), an amount equal to the amount, if any, by which the Supplier Business Earn Out is greater than £500,000; provided, however, that in no event shall the amount Parent receives pursuant to this Section 2.15(a)(ii) exceed $668,442 (the amount of the payment pursuant to clause (i) or clause (ii) of this Section 2.15(a), which is to be made in U.S. dollars at the exchange rate reported in the Wall Street Journal on the day following the date of payment of the Supplier Business Earn Out, being referred to as the “Earn Out Adjustment Amount”).

(b)        Earn Out Adjustment Amount Paid to Principal Stockholders.  In the event that the Earn Out Adjustment Amount is to be paid to the Principal Stockholders pursuant to Section 2.15(a)(i), each Principal Stockholder shall receive, on a pro rata basis in proportion to the number of shares of Company Common Stock held by them immediately prior to the Effective Time, a combination of cash and Parent Common Stock, such amount to consist of (x) a number of shares of Parent Common Stock equal to (A) forty percent (40%) of the Earn Out Adjustment Amount divided by (B) the average closing price of the Parent Common Stock on the NYSE, as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending on the third trading day prior to the scheduled date of payment (the “Parent Earn Out Common Stock Value”) and (y) an amount of cash equal to sixty percent (60%) of the Earn Out Adjustment Amount.  Cash amounts shall be paid by wire transfer of immediately available funds to accounts designated in writing by the Principal Stockholders and cash shall be paid in lieu of fractional shares in a manner consistent with Section 2.3 but applying the Parent Earn Out Common Stock Value.  Notwithstanding anything contained herein to the contrary, if Tax Counsel to the Company reasonably determines that the conclusion set forth in the Tax Opinion delivered at the

Closing pursuant to this Agreement would reasonably be expected to be adversely affected by the form of any such Earn Out Adjustment Amount pursuant to Section 2.15(b) as a result of the Merger and the Subsequent Merger, taken together, potentially failing to satisfy the “continuity of interest” requirement under Treasury Regulation Section 1.368-1(e), the Parent Common Stock portion of the Earn Out Adjustment Amount shall be increased, and the cash portion of the Earn Out Adjustment Payment shall be correspondingly reduced (such reduction to be by an amount equal to the product of (i) the Parent Earn Out Common Stock Value and (ii) the number of shares of Parent Common Stock to be added to the Parent Common Stock portion of the Earn Out Adjustment Payment), to the minimum extent necessary so as not to adversely affect the conclusion set forth in such Tax Opinion.

(c)        Earn Out Adjustment Amount Paid to Parent.  In the event that the Earn Out Adjustment Amount is to be paid to Parent pursuant to Section 2.15(a)(ii), the parties shall execute a joint instruction to the Escrow Agent for the Escrow Agent to pay such amount to Parent out of the Escrow Account in accordance with the terms of the Escrow Agreement.

2.16         Election for a Taxable Transaction.  No later than two (2) Business Days prior to the scheduled Closing Date, the Principal Stockholders may elect, in their sole discretion, to waive any actions, covenants and conditions required under this Agreement that are intended to have the Merger and the Subsequent Merger, taken together, qualify as a reorganization within the meaning of Section 368(a) of the Code.  Without limiting the generality of the foregoing, as a result of such an election, the closing condition set forth in Section 7.3(g) shall be deemed waived by the Company, the adjustments described in the last sentence of Section 2.13(i), in Section 2.14, and in the last sentence of Section 2.15(b) shall not be given effect, and the covenant set forth in Section 5.3 shall be deemed waived by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered on the date hereof by the Company to Parent (the “Company Disclosure Schedule”) (it being understood that any disclosure set forth with respect to any particular section of the Company Disclosure Schedule shall be deemed to be disclosed in reference to all other applicable sections of this Article III where the relevance of such information to such other sections is reasonably apparent on its face), the Company hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

3.1           Organization and Qualification; Subsidiaries.

(a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and each of its Subsidiaries is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its incorporation, except where failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company.

(c)        Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)        The Company has heretofore made available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries (or the applicable organizational documents for such Subsidiaries) as currently in effect.

3.2           Capitalization of the Company and its Subsidiaries.

(a)        The authorized capital stock of the Company consists of 112,500,000 shares of Company Common Stock.  As of September 17, 2008, (i) 52,652,675 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by any Subsidiary, (iv) 17,334,100 shares of Company Common Stock are reserved for issuance upon conversion of Company’s outstanding 7% convertible demand notes (the “Convertible Notes”), all of which are held by the Principal Stockholders and will be converted immediately prior to the Effective Time and (v) 10,212,181 shares of Company Common Stock are reserved for issuance pursuant to outstanding employee stock options pursuant to the Company Option Plan.  Except as set forth in this Section 3.2(a) and except for the Company Stockholder’s Agreement, there are no options, warrants, convertible or exchangeable securities, unissued capital stock of the Company or any Subsidiary or other agreements obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, and there are no bonds, debentures, notes or other indebtedness having the right to vote on matters submitted to the Company’s stockholders.  All shares of Company Common Stock reserved for issuance under the Company Option Plan or the Convertible Notes, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary.  Each outstanding share of capital stock or membership interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, (to the extent such terms are applicable) and each such share or interest is owned by the Company or another Subsidiary free and clear of all Liens other than Permitted Liens.  The authorized, issued and outstanding shares of capital stock or membership interests of each of the Company’s Subsidiaries and its jurisdiction of incorporation or organization is set forth in Section 3.2(a) of the Company Disclosure Schedule.

(b)        A true and complete list of record holders of the issued and outstanding Company Common Stock as of the date hereof, including the number of shares of Company Common Stock owned by each holder, is set forth in Section 3.2(b) of the Company Disclosure Schedule.

(c)        Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list, by Option holder, of outstanding Options as of the date hereof including the number of Options granted, the date of grant and the applicable exercise price.  The Company Option Plan authorizes the cancellation of Options at the Effective Time as provided in Section 2.6.

(d)        There are no agreements of stockholders, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of Company Common Stock (other than the Voting Agreement).

(e)        Section 3.2(e) of the Company Disclosure Schedule sets forth the equity interests held by the Company in entities other than Subsidiaries.

3.3           Authority Relative to this Agreement; Consents and Approvals.

(a)        Subject to the Company Requisite Vote, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, in respect of the Merger and this Agreement, the Company Requisite Vote).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency or reorganization Laws, now or hereafter in effect, affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or Law).

(b)        The Board of Directors of the Company (the “Company Board”) has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all actions required to be taken by the Company Board for the consummation of the transactions contemplated hereby, including the Merger, and has resolved (i) that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) to recommend that the stockholders of the Company approve the Merger and approve and adopt this Agreement.  The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval.  The affirmative approval of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Requisite Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.  The Voting Agreement has been executed by holders of the requisite number of shares of Company Common Stock necessary to effect the Company Requisite Vote.

(c)           Except as set forth in Section 3.3(c) of the Company Disclosure Schedule and except for the filing and recordation of the Certificate of Merger as required by DGCL and filings required under the HSR Act, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

3.4           Financial Information.  Attached hereto as Section 3.4 of the Company Disclosure Schedule are the consolidated audited balance sheets and related statements of operations, stockholders’ equity and cash flow of the Company and its Subsidiaries for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007 and the consolidated unaudited interim balance sheet (the “Interim Balance Sheet”) and related statements of operations, stockholders’ equity and cash flow of the Company and its Subsidiaries for the six month period ended June 30, 2008 (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

3.5           Absence of Undisclosed Liabilities.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company does not have any material liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be set forth on a balance sheet prepared in accordance with U.S. generally accepted accounting principles (or in the notes thereto), except for: (a) liabilities or obligations disclosed, reflected or reserved against in the Financial Statements, including the notes thereto; and (b) current liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet.

3.6           Compliance with Laws; Permits.  Except as set forth in Section 3.6 of the Company Disclosure Schedule, since January 1, 2005, the operation of the business of the Company and its Subsidiaries has been conducted in all material respects in accordance with all applicable laws, ordinances, regulations, codes, orders, judgments, injunctions, awards, decrees and other requirements of any Governmental Entity (collectively, “Laws”). The Company and its Subsidiaries have not received any written notice by any Governmental Entity of any charge that the Company or a Subsidiary violated any applicable Law in any material respect. The Company and its Subsidiaries have all material permits, licenses, franchises and other governmental authorizations (collectively, the “Material Permits”) necessary for the conduct of their business and such Material Permits are valid and in full force and effect.

3.7           Noncontravention.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (i) violate the Certificate of Incorporation or Bylaws of the Company or the certificate of incorporation, bylaws or other organizational document of any of the Company’s Subsidiaries;

(ii) violate, conflict with, constitute (or with notice or lapse of time or both would constitute) a default or require consent from a third party under any contract, instrument or other agreement to which the Company or its Subsidiaries is a party or by or to which any of them or any of their respective assets or properties is bound or subject; (iii) result in the creation or imposition of any Lien upon any property of the Company or its Subsidiaries; or (iv) violate any Law binding upon or applicable to the Company or its Subsidiaries or upon the properties, assets or business of the Company or its Subsidiaries, except with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In addition, Section 3.7 of the Company Disclosure Schedule contains a list of consents required under contracts with third parties; provided, however, that the parties agree that no representation or warranty is made as to the accuracy or completeness of such list other than the representations and warranties made in the first sentence of this Section 3.7.

3.8           Litigation.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits, proceedings or investigations at law or in equity before or by any court or Governmental Entity or any written claims (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries. There are no judgments, orders, decrees, stipulations or injunctions outstanding against the Company or any Subsidiary. There are no Proceedings pending in which the Company or its Subsidiaries is a plaintiff. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries have not engaged in or been party to any Proceedings within the eighteen (18) month period prior to the date hereof.

3.9           Material Contracts.

(a)           Subsections (i) through (xv) of Section 3.9(a) of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as are required to be set forth in Section 3.9 of the Company Disclosure Schedule being the “Material Contracts”):

(i)         each contract and agreement which (A) generated consulting revenue in excess of $200,000 during the period from July 1, 2007 through June 30, 2008, (B) is a customer subscription agreement in which the contract value as of June 30, 2008 exceeds $200,000, or (C) is a data supply contract in which the Company or its Subsidiaries expensed $100,000 or more during the period July 1, 2007 through June 30, 2008;

(ii)        all material broker, dealer, manufacturer’s representative, franchise, sales promotion, marketing, and advertising contracts and agreements to which the Company or any Subsidiary is a party;

(iii)       all contracts (excluding contracts for employment) involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(iv)       all contracts and agreements evidencing indebtedness for borrowed money;

(v)        all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vi)       all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses, except for powers of attorney made in the ordinary course of business outside the U.S.;

(vii)      employment agreements or employee contracts, other than those relating to non-U.S. employees earning an annual salary less than one hundred fifty thousand dollars ($150,000), offer letters relating to U.S. employees and confidentiality, proprietary rights and non-competition agreements entered into with employees;

(viii)     consulting agreements, other than those for which annual consulting fees are less than $100,000;

(ix)       deferred compensation agreements;

(x)        material office leases with annual lease payments greater than $600,000 exclusive of operating costs;

(xi)       all inbound software licenses other than standard form inbound software licenses granting rights to use commercially available software;

(xii)      mortgage, pledge, security agreement, deed of trust, financing statement or other document granting a material Lien, other than Permitted Liens;

(xiii)     guarantees of indebtedness, liabilities or obligations of persons other than the Company or the Company’s Subsidiaries;

(xiv)     agreements, contracts, or arrangements pursuant to which the Company or any of its Subsidiaries has entered into a joint venture, other than with respect to product development, teaming and similar agreements, and marketing agreements, in each case made in the ordinary course of business; and

(xv)      all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as disclosed in Section 3.9(b) of the Company Disclosure Schedule (i) each Material Contract is a legal, valid and binding agreement (or in the case of Material Contracts described in Section 3.9(a)(i), were legal, valid and binding until such time as each such contract expired in accordance with its terms), and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c)           Since May 7, 2001, the Company and its Subsidiaries have not been suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Entity and no suspension or debarment actions have been commenced or, the Knowledge of the Company, threatened against the Company or its Subsidiaries or any of their respective officers. To the Knowledge of the Company, there is no valid basis, nor specific circumstances which with the passage of time could become a valid basis, for the Company’s or its Subsidiaries’ suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Entity. The Company and its Subsidiaries have conducted their operations in compliance in all material respects with the requirements of all Laws pertaining to all governmental contracts and bids for governmental contracts. The Company and its Subsidiaries do not have in effect and are not required to have in effect any security clearances in connection with the operation of its business. The Company and its Subsidiaries do not now have, and since May 7, 2001 have not had, any classified contracts with the U.S. Government.

3.10         Customer Relationships.  Section 3.10 of the Company Disclosure Schedule sets forth a true, complete and correct list of the twenty (20) largest customers of the Company (based upon revenues recognized for the year ended December 31, 2007). Except as set forth on Section 3.10 of the Company Disclosure Schedule, no such customer has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company.

3.11         Intellectual Property.

(a)           Except as set forth in Section 3.11(a) of the Company Disclosure Schedule (i) the conduct of the business of the Company and the Subsidiaries as currently conducted, with respect to their owned Intellectual Property, does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of material Intellectual Property owned by the Company or a Subsidiary (“Company Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of material Intellectual Property licensed to the Company or a Subsidiary (“Company Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property and such use is and has been in all material respects in accordance therewith; (iv) with respect to each item of material Intellectual Property that is currently used in the operation of the business of the Company or its Subsidiaries that is not Company Owned Intellectual Property or Company Licensed Intellectual Property, the Company or a Subsidiary has the right to use such Intellectual Property in the continued operation of its respective business in accordance with past practice and such use does not violate in any material respect the rights of the owner thereof; (v) to the Knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (vi) each license of the Company Licensed Intellectual Property is valid and enforceable, to the Knowledge of the Company is binding on all parties to such license, and is in full force and effect; (vii) to the Knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (viii) neither the execution of this Agreement nor the consummation the Merger shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(b)           Section 3.11(b) of the Company Disclosure Schedule sets forth a complete list of all registered trademarks.

(c)           The Company and its Subsidiaries have taken reasonable steps to protect the Company Owned Intellectual Property and the Company Licensed Intellectual Property by contract. Since May 7, 2001, the Company and its Subsidiaries have generally required each of their U.S. employees to execute an agreement as a condition to employment that provides that the Company or its Subsidiaries has ownership of all works of authorship and inventions made by their employees in the course of their employment.

(d)           No source code for any computer software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of the Company or its Subsidiaries.

3.12         Property.

(a)           The Company or its Subsidiaries owns and has good title to all of its tangible assets reflected as owned on the Interim Balance Sheet, except for assets that have been sold or disposed of in the ordinary course since the date of the Interim Balance Sheet, and all tangible assets acquired since such date, in each case free and clear of all Liens except for Permitted Liens. The assets of the Company and its Subsidiaries are in good condition and in a good state of maintenance and repair, reasonable wear and tear excepted. The rights, property and assets of the Company and its Subsidiaries include all rights, properties and other assets necessary for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof.

(b)           The Company and its Subsidiaries do not own, and since May 7, 2001 have not owned, any real property. Section 3.12(b) of the Company Disclosure Schedule lists all real property leased to the Company or its Subsidiaries (“Leased Properties”). The Leased Properties are adequate, sufficient and suitable for their present uses and purposes. None of the Leased Properties is in need of maintenance and repairs that are material in nature or cost. The Company and its Subsidiaries do not owe brokerage or commissions or tenant improvement costs with respect to any of the Leased Properties. Neither the whole nor any portion of the Leased Properties is subject to any decree or order of a Governmental Entity to be sold or condemned, expropriated or otherwise taken by any Governmental Entity or other Person with or without payment of compensation therefor, nor to the Knowledge of the Company has any such condemnation, expropriation or taking been proposed. The Company and its Subsidiaries have no liability (whether actual, contingent or prospective) or obligation in respect of any real property, whether freehold, commonhold, leasehold, licensed or occupied, under an informal or undocumented arrangement in any part of the world other than in relation to the Leased Properties.

3.13         Environmental Matters.  Except as described in Section 3.13 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws; (b) none of the properties currently or to the Knowledge of the Company formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance as a result of the Company’s operations; (c) the Company has not received any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed by the Company; (d) the Company is in compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”), and (e) to the Knowledge of the Company, all past non-compliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, costs or liability.

3.14         Taxes.  Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)           Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid any and all Taxes shown on such Tax Returns as being due and payable.

(b)           Since January 1, 2004, neither the Company nor any of its Subsidiaries has ever been part of a U.S. federal consolidated Tax Return, other than a consolidated Tax return of which the Company is the common parent.

(c)           Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes other than such agreements entered into in the ordinary course of business.

(d)           The provision for Taxes on the Interim Balance Sheet is sufficient for the payment of all Taxes of the Company and its Subsidiaries which are or may become payable in any jurisdiction in respect of the period ending on the date thereof. There is no legal proceeding and no assessment, reassessment or request for information in progress, pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes. There are no Tax Liens upon the assets of the Company or its Subsidiaries other than Permitted Liens.

(e)           There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by the Company or its Subsidiaries.

(f)            The Company and its Subsidiaries have withheld from each payment made by each of them the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and have paid all such amounts withheld to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation.

(g)           Each of the Company and its Subsidiaries which carries out business within the European Union is registered for the purposes of VAT in any Member State of the European Union to the extent that such registration is required by Law.

3.15         Insurance.  Section 3.15 of the Company Disclosure Schedule contains a list of all material policies of fire, extended coverage, liability and other forms of insurance held by the Company or its Subsidiaries as of the date hereof. All such policies are in full force and effect, all premiums due with respect to such policies have been paid and, to the Knowledge of the Company, no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance. Section 3.15 of the Company Disclosure Schedule also lists any life insurance policies of which the Company or its Subsidiaries is a beneficiary. True and complete copies of all such policies as in effect on the date hereof have been made available to Parent.

3.16         Employees; Employee Benefits.

(a)           Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all employees of the Company and its Subsidiaries (“Company Employees”), including name, title, date of hire, current base salary and bonus amount paid for 2007 performance and indicating any employees on disability or other permitted leaves of absence.

(b)           The Company and its Subsidiaries are not a party to, or bound by, any collective bargaining agreement covering their employees. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no employee of the Company or its Subsidiaries is represented by any labor organization, trade union or work council. The Company and its Subsidiaries are in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no labor strike, dispute, slowdown, stoppage or organizational effort pending or, to the Knowledge of the Company, threatened against or involving the Company, its Subsidiaries or the Company Employees and no such activities involving the Company, its Subsidiaries or the Company Employees have taken place within the preceding three (3) years. There are no claims of any nature pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of the present or former employees thereof.

(c)           Section 3.16(c) of the Company Disclosure Schedule sets forth a true and complete list of all Employee Benefit Plans covering the Company Employees maintained, sponsored or contributed to by the Company or its Subsidiaries, to which the Company or its Subsidiaries is obligated to contribute or with respect to which the Company or its Subsidiaries has any liability or potential liability, whether direct or indirect. “Employee Benefit Plans” means any incentive compensation plans, deferred compensation plans, severance plans, change-in-control agreement, bonus plans, executive compensation plans, pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, medical, hospitalization, insurance, key man insurance, welfare plans, and any other plans providing benefits to employees or former employees of the Company or its Subsidiaries, except for any non-material benefits in any non-U.S. Employee Benefit Plans, and except for any Employee Benefit Plans that are required by Law.

(d)           Each of the Company and its Subsidiaries is not and has not been treated as a single employer or controlled group member with any Person (other than the Company or the Subsidiaries) pursuant to Section 414 of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended.

(e)           Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, with respect to each of the Employee Benefit Plans:

(i)         all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals have been made or properly accrued on the Interim Balance Sheet to the extent required by applicable accounting rules;

(ii)        to the extent required by applicable accounting rules, there is no unfunded liability which is not reflected or is in excess of amounts reflected for such liability on the Year End Balance Sheet; none of the Employee Benefit Plans providing benefits to employees or former employees of the Company or its Subsidiaries is a defined benefit plan;

(iii)       there have been no violations of any applicable Laws with respect thereto and the Company and its Subsidiaries and, to the Knowledge of the Company, in the UK the trustees of any Employee Benefit Plan, have performed and complied in all material respects with all of their obligations with respect thereto, and the operation of each of the Employee Benefit Plans has, at all times, in form, operation and substance complied in all material respects with its terms;

(iv)       there are no actions, suits, proceedings, hearings or investigations pending (other than routine claims for benefits) and, to the Knowledge of the Company, no such actions, suits, proceedings, hearings or investigations are threatened;

(v)        no Employee Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by applicable Law or (B) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary);

(vi)       to the Knowledge of the Company, no representations or communications, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual, or coverage under the Employee Benefit Plans have been made to any participant or beneficiary thereof other than those which are in accordance with the terms and provisions of such Employee Benefit Plans;

(vii)      no Employee Benefit Plan which provides medical, dental, health or long term disability benefits is self insured;

(viii)     none of the Employee Benefit Plans are intended to qualify as a “voluntary employee benefit association” under Section 501(c)(9) of the Code; and

(ix)       except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement, including the Merger, will (A) entitle any current or former officer, director or employee of the Company or its Subsidiaries to severance pay or any other payment or other rights, or (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such Person. Without limiting the generality of the foregoing, no amount paid or payable by the Company or its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)            There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, as amended, or any similar or equivalent state or foreign Law in respect of the Company or its Subsidiaries within the ninety (90) days prior to the date hereof.

(g)           The Company and each of its Subsidiaries has not given notice of redundancies to the United Kingdom Secretary of State nor has any of them been under any obligation to do so within the 180 days prior to the date hereof.

(h)           The Company and each of its Subsidiaries has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with an obligation under those regulations within twelve (12) months prior to the date hereof.

(i)            In relation to any Employee Benefit Plan that it is subject to the laws of a jurisdiction outside the United States (a “Non-US Employee Benefit Plan”), each such Non-US Employee Benefit Plan has been funded in accordance with applicable laws; neither is any such Non-US Employee Benefit Plan nor the Company or any of its Subsidiaries required or has been required to contribute to or has incurred any liability in relation to any change in benefits, the termination of accrual, the closure to new membership, the withdrawal from a multi-employer plan or the termination of any such Non-US Employee Benefit Plan.

(j)            Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, the Company and its Subsidiaries have, in all material respects, properly classified for all Tax purposes and all purposes under the Employee Retirement Income Security Act of 1974, as amended, all employees, consultants and independent contractors, and have made all Tax filings and withheld and paid all Taxes required to have been filed, withheld or paid in connection with the services provided by such Persons to the Company or its Subsidiaries.

(k)           Section 3.16(k) of the Company Disclosure Schedule lists all U.S. employees of the Company or its Subsidiaries, and all non-U.S. executives earning an annual salary of more than $150,000, whose employment has been involuntarily terminated or who received notice of involuntary termination of their employment during the six-month period prior to the date hereof and who have not signed a release agreement with the Company as of the date hereof.

3.17         Absence of Certain Changes or Events.  Since December 31, 2007, except as set forth in Section 3.17 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement:

(a)           the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice;

(b)           there has not been any Company Material Adverse Effect;

(c)           there has not been any declaration or payment of any dividend or any other distributions of any kind to any stockholders of the Company (other than payments to the Principal Stockholders of principal and interest on the Convertible Notes), or any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests (other than the exercise of Options), or any split, combination or reclassification of any shares of capital stock;

(d)           there has not been any acceleration of the billing of customers or the collection of their accounts receivable or any delay in payment of accounts payable or accrued expenses or the deferment of expenses;

(e)           there has not been any incurrence of indebtedness for borrowed money (other than borrowings under the Company’s $5 million revolving line of credit with Citizen’s Bank) or for the deferred purchase of property by the Company or its Subsidiaries;

(f)            there has not been (i) any write-down in the value of any assets, or write-off as uncollectible of any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which are material to the

Company or its Subsidiaries, taken as a whole, or (ii) any revaluation of any of the assets of the Company or its Subsidiaries;

(g)           there has not been any payment, discharge or satisfaction of any claims, liabilities or obligations other than in the ordinary course of business; and

(h)           there has not been any change in any method of accounting or accounting practice.

3.18         No Broker.  Except for the Company Financial Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with this Agreement or the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

3.19         Certain Payments.  Neither the Company nor any director, officer, employee or, to the Knowledge of the Company, agent of the Company acting for or on behalf of the Company, has directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, in violation of the Foreign Corrupt Practices Act or any similar Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, or in respect of the Company or any Affiliate of the Company.

3.20         Relationships with Related Persons.  Except pursuant to such person’s pro rata interest as a holder of shares of Company Common Stock or such person’s status as an employee of the Company, no officer, director, or Affiliate of the Company (other than Affiliates controlled by the Company) (a) has any direct or indirect interest in any material asset used in the business of the Company or its Subsidiaries; (b) is indebted to the Company or its Subsidiaries (other than expense advances in the ordinary course of business); or (c) is a party to any contract, transaction or business dealing involving the Company or its Subsidiaries.

3.21         Accounts Receivable.  The accounts receivable of the Company and its Subsidiaries reflected on the Interim Balance Sheet, and the accounts receivable of the Company and its Subsidiaries that have arisen since the date of the Interim Balance Sheet, have arisen in the ordinary course of business and represent valid obligations to the Company or its Subsidiaries.

3.22         No Additional Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, the Company and its Subsidiaries have not made any express or implied representations and warranties, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the assets of the Company and its Subsidiaries.  It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by the Company or any of its representatives, other than as part of this Article III, are not and shall not be deemed to be or to include representations or warranties of the Company or its Subsidiaries.  No person has been authorized by the Company to make any representation or warranty relating to the Company or its Subsidiaries and, if made, such representation or warranty may not be relied upon as having been made or authorized by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Principal Stockholders, as of the date hereof and as of the Closing Date, as follows:

4.1           Organization.

(a)        Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Subco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Parent directly owns all of the common stock of Merger Sub and all of the membership interest in Subco.

4.2           Authority.

(a)        Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby.  No other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and the Escrow Agreement has been, or prior to the Effective Time will be, duly and validly executed and delivered by each of Parent and Merger Sub, as applicable, and assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or prior to the Effective Time will constitute a valid, legal and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except that such enforcement may be subject to any bankruptcy, insolvency, or reorganization Laws, now or hereafter in effect, affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b)           The Board of Directors of Parent, the Board of Directors of Merger Sub and Parent as the sole stockholder of Merger Sub have duly and validly authorized the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, and taken all actions required to be taken by such Board of Directors and Parent as the sole stockholder of Merger Sub for the consummation of the transactions contemplated hereby and thereby.

4.3           Noncontravention.  The execution and delivery of this Agreement and the Escrow Agreement does not, and the performance of this Agreement and the Escrow Agreement by Parent and Merger Sub and the consumption of the transactions contemplated hereby and thereby will not: (i) violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub;

(ii) violate, conflict with, constitute (or with notice or lapse of time or both would constitute) a default under any contract, instrument or other agreement to which Parent or any of its Subsidiaries is a party or by or to which either of them or either of their respective assets or properties is bound or subject; (iii) result in the creation or imposition of any Lien upon any property of Parent or any of its Subsidiaries; or (iv) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or upon the properties, assets or business of Parent or its Subsidiaries, except with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4           Litigation.  There is no proceeding pending against or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any Order against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5           Cash Consideration.  Parent and Merger Sub collectively have cash on hand or available through existing credit facilities in an aggregate amount sufficient to enable Parent and Merger Sub to pay in full the cash portion of the Final Aggregate Notional Value and to pay all fees and expenses of Parent and Merger Sub with respect to the Merger.

4.6           No Broker.  Except for Morgan Stanley, no broker, finder, agent or similar intermediary has acted for or on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and, except for Morgan Stanley, no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s, agent’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Parent or any action taken by or on behalf of Parent.

4.7           Parent Common Stock.  Parent warrants to the Principal Stockholders, as of the date hereof and as of the Closing Date, that the Parent Common Stock to be issued to the Principal Stockholders pursuant to this Agreement, when issued and delivered, will be validly issued, fully paid and nonassessable and free and clear of any Liens, preemptive rights or rights of first refusal.  Subject to the accuracy of the Principal Stockholders’ warranties in Section 6.6(a), the Parent Common Stock, when issued and delivered, will be issued and delivered in compliance with all applicable securities laws and governmental regulations.

4.8           Taxes.  Subco (and any predecessors thereto) has qualified as, and been treated as, an entity disregarded as separate from its owner for United States federal and state income tax purposes at all times since the date of its formation on September 16, 2008.

4.9           Filings with the SEC.

(a)        Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange

Commission (“SEC”) required to be filed by Parent since December 1, 2006 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Reports”).  Parent SEC Reports have been filed pursuant to the Exchange Act in a manner that would permit Parent to use a short form Registration Statement on Form S-3.

(b)           As of their respective filing dates, the Parent SEC Reports complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) applicable to such Parent SEC Reports, and, except to the extent that information contained in any Parent SEC Report has been revised, amended, supplemented or superseded by a later-filed Parent SEC Report, none of the Parent SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Parent SEC Reports.

(c)           Each of Parent financial statements (including the related notes) included in Parent SEC Reports complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of any unaudited interim financial statements included therein, to normal year-end audit adjustments).

4.10         Interim Operations of Merger Sub and Subco.  Each of Merger Sub and Subco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Each of Merger Sub and Subco (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except in either case, in connection with the transactions contemplated by this Agreement.  As of the Effective Time (i) all of the outstanding shares of Merger Sub Common Stock will be owned directly by Parent and (ii) all of the outstanding membership interests of Subco will be owned directly by Parent.

4.11         No Additional Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, Parent and its Subsidiaries have not made any express or implied representations and warranties, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the assets of Parent and its Subsidiaries.  It is understood that any cost estimate, projection or other prediction, any data, any financial information or presentations provided by Parent or any of its representatives, other than as part of this Article IV, are not and shall not be deemed to be or to include representations or warranties of Parent or its Subsidiaries.  No person has been authorized by Parent to make any representation or warranty relating to Parent or its Subsidiaries and, if made, such representation or warranty may not be relied upon as having been made or authorized by Parent.

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS

5.1           Conduct of Business of the Company.  Except as set forth on Section 5.1 of the Company Disclosure Schedule or except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a)           amend its certificate of incorporation or bylaws (or other similar organizational or governing instruments);

(b)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any other securities convertible into or exchangeable for any shares of capital stock or any equity equivalents (including any options or stock appreciation rights), except for the issuance or sale of stock pursuant to outstanding Options and the issuance or sale of stock pursuant to the conversion of the Convertible Notes;

(c)           (i)  split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that a direct or indirect wholly-owned Subsidiary may declare and pay a dividend or make an advance to its parent or the Company; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to any stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

(d)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e)           alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

(f)            (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowing in the ordinary course of business consistent with past practice under the Company’s existing credit facilities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations of the Company’s Subsidiaries incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Permitted Liens; or (vi) manage working capital other than in the ordinary course of business;

(g)           (i) except as may be required by applicable Law or as contemplated by this Agreement, enter into, adopt, amend or terminate (partially or completely) any Employee Benefit Plan, (including the repricing of any Options or the voluntary acceleration of vesting of any Options), stock appreciation right, restricted stock, performance unit, stock or other equity equivalent or stock purchase agreement for the benefit or welfare of any director, officer or employee in any manner; (ii) except as required under existing agreements, increase in any manner the compensation or fringe benefits of any director, officer or executive employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company; or (iii) hire, promote or change the classification or status in respect of any executive employee or officer;

(h)           (i) acquire, sell, lease or dispose of any assets outside the ordinary course of business consistent with past practice and which assets in the aggregate are material to the Company or any of its Subsidiaries; (ii) enter into any commitment or transaction outside the ordinary course of business consistent with past practice; or (iii) grant any exclusive rights or enter into any material contracts for a period of longer than one year with respect to any of the products and services of the Company or any of its Subsidiaries;

(i)            other than in the ordinary course of business and consistent with past practice, (i) modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound; (ii) waive, release or assign any rights or claims under any of such contracts; or (iii) enter into any contract providing for payment by the Company or any of its Subsidiaries of an amount in excess of $200,000;

(j)            except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles, change any of the accounting principles or practices used by it;

(k)           acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(l)            pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise),  other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Interim Balance Sheet of the Company and its Subsidiaries in amounts materially in accordance with the amounts reflected or reserved against in the Interim Balance Sheet;

(m)          (i) settle or commence any action, suit, claim, litigation or other proceeding or (ii) enter into any consent, decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

(n)           make any capital expenditures other than capital expenditures (i) not in excess of $100,000 individually or $500,000 in the aggregate (in each case, other than capital expenditures referred to in clause (ii) of this Section 5.1(n)) and (ii) for the build out of the Company’s Lexington, Massachusetts and Gurgaon, India offices, the build out of both locations not to exceed $250,000 in the aggregate; or

(o)           take, propose to take, agree in writing or otherwise to take or omit to take, any of the actions described in Sections 5.1(a) through 5.1(n).

5.2           Access to Information of the Company and its Subsidiaries.

(a)        Between the date hereof and the Effective Time, to the extent permitted by applicable Law, the Company shall give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during regular business hours to the members of the Company’s operating committee, who are listed in Section 5.2(a) of the Company Disclosure Schedule, and others as reasonably requested but subject to the advance approval of the Company, not to be unreasonably withheld, and to the Company’s and its Subsidiaries’ offices and other facilities and to all books and records of the Company and its Subsidiaries, shall permit Parent to make such inspections during regular business hours as Parent may reasonably require and shall cause the Company’s officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information in respect of the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request.

(b)        Prior to the Effective Time, Parent shall hold and shall cause its authorized representatives to hold in confidence all confidential documents and information concerning the Company and its Subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement, pursuant to the terms of that certain confidentiality agreement entered into between the Company and Parent, dated July 25, 2008 (the “Confidentiality Agreement”).

5.3           Tax-Free Reorganization Treatment.

(a)        The parties to this Agreement intend that the Merger and the Subsequent Merger, taken together, will qualify as a reorganization under Section 368(a) of the Code, and neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action (including agreeing to any transaction or entering into any agreement (other than as expressly provided for in this Agreement) and including changing the business form of Subco from a limited liability company directly owned by Parent), that could reasonably be expected to result in the Merger and the Subsequent Merger, taken together, failing to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Parent and the Company shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use all reasonable best efforts, to cause the Merger and the Subsequent Merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested under Section 7.3(g) of this Agreement.

(b)           Each of the Company and Parent shall report the Merger and the Subsequent Merger, taken together,  as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income tax return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           Reasonable Best Efforts.

(a)        Each of Parent and the Company shall (i) submit their respective Premerger Notification and Report Form in compliance with the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement; (ii) use reasonable best efforts to promptly respond to any oral or written request for information or documents or any other questions from the Federal Trade Commission or Department of Justice during the initial 30-day HSR Act waiting period; (iii) use reasonable best efforts to substantially comply with a Request for Additional Information and Documents issued pursuant to the HSR Act and the rules and regulations promulgated thereunder; and (iv) act in good faith and cooperate with the other party in connection with any filing or submission to the Federal Trade Commission, Department of Justice or any other Governmental Entity with respect to any filing or submission addressing or resolving any investigation or inquiry of the Federal Trade Commission, Department of Justice or any other Governmental Entity under the Antitrust Laws with respect to the transactions contemplated by this Agreement.  To the extent not prohibited by the HSR Act or any other applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other party all information required for any application,  filing or submission to be made by the other party pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.  Each party to this Agreement shall give each other party reasonable prior notice of any communications or meetings with, or any intention to enter into, any proposed understanding, undertaking, order or agreement with the Federal Trade Commission, Department of Justice or any other Governmental Entity.  None of the parties to this Agreement, or the parties’ counsel, shall independently participate in any meeting or engage in any substantive conversation with the Federal Trade Commission, Department of Justice or any other Governmental Entity with respect to any formal or informal investigation of, or inquiry into, the transactions contemplated by this Agreement, without giving the other parties prior notice of the meeting or conversation and, unless prohibited by the Federal Trade Commission, Department of Justice or any other Governmental Entity, the opportunity to attend and participate in any meeting or substantive conversation.  The parties to this Agreement shall consult and cooperate with one another in connection with the need for and preparation of any analyses, presentations, memoranda, briefs, arguments, opinions, proposals, and/or any other communications made or submitted by or on behalf of any party to this Agreement with respect to any formal or informal investigation of, or inquiry into, or in connection with any proceedings instituted by the Federal Trade Commission,

Department of Justice or any other Governmental Entity relating to the transactions contemplated by this Agreement.

(b)           Each of Parent, the Company, Merger Sub and the Principal Stockholders shall use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting period under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.  In doing so, and expressly subject to Section 6.1(d) herein, each of Parent, the Company, Merger Sub and the Principal Stockholders shall use its reasonable best efforts to resolve any objections as may be asserted by the Federal Trade Commission, Department of Justice or any other Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign competition, antitrust or other law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith and subject to Section 6.1(d), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging all or part of the transactions contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent, the Company, Merger Sub and the Principal Stockholders shall (by negotiation, litigation or otherwise) cooperate and use reasonable best efforts to vigorously contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available administrative and judicial appeals, unless, by mutual agreement, Parent, the Company, Merger Sub and the Principal Stockholders decide that litigation is not in their respective best interests.   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Article VIII, with the express understanding that the parties to this Agreement seeking such termination have until that time complied in all material respects with their obligations under this Section 6.1.

(c)           Subject to Section 6.1(d), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in so doing, all things necessary, sufficient, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from the Federal Trade Commission, Department of Justice or any other Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iii) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, managers, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 6.1(a), Section 6.1(b) or this Section 6.1(c).

(d)           Notwithstanding anything to the contrary in this Section 6.1, neither Parent, nor Merger Sub shall be required in order to resolve any objections asserted under the Antitrust Laws by the Federal Trade Commission, Department of Justice or any other Governmental Entity with respect to the transactions contemplated by this Agreement to divest any of its businesses or assets, or any of the Surviving Corporation’s businesses or assets if the Merger were to occur, or take or agree to take any other material action or agree to any material limitation or restriction; and, further, the Company shall not be required to agree to any such restriction or requirement unless such restriction or requirement is binding on the Company only in event that the Closing occurs.

6.2           Acquisition Proposals.  The Company shall not, directly or indirectly, through any stockholder, officer, director, employee, representative or agent of the Company (i) solicit or encourage (including by way of furnishing information) the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter or intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.  The Company shall inform Parent of the details of any inquiry which the Company reasonably believes constitutes or could lead to any Acquisition Proposal.

6.3           Public Announcements.  Prior to the Effective Time, unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law, including applicable SEC or NYSE requirements.  After the Effective Time, the Principal Stockholders shall not issue any press release or otherwise make any public statement or other public (or non confidential) disclosure (whether or not in response to an inquiry, except as required by Law) regarding the terms of this Agreement and the transactions contemplated hereby without the prior written approval of Parent.

6.4           Notification of Certain Matters.  At all times prior to the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall give prompt written notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it which is contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

6.5                                 Fees and Expenses.  Subject to Section 8.5, if the Merger is not consummated, all Transaction Expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company and shall not be the obligations of Parent or Merger Sub.  If the Merger is consummated, all Transaction Expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company (or otherwise taken into account) as set forth in Section 2.13.  All Transaction Expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent or Merger Sub, as appropriate.  All Transaction Expenses incurred by the Principal Stockholders for their own account, if any, shall be paid by the Principal Stockholders.  As used in this Agreement, “Transaction Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

6.6                                 Parent Common Stock; Registration Rights; NYSE Listing.

(a)                        The Principal Stockholders represent and warrant to Parent that each of the following statements is true and accurate in all respects as of the date hereof and as of the Closing Date:

(i)                                The Parent Common Stock to be acquired by the Principal Stockholders pursuant to this Agreement is being acquired for their own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Parent Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction.  The Principal Stockholders understand that such Parent Common Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and that the Parent Common Stock cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect.  There shall be a legend on the certificates representing all of the Parent Common Stock to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE ON AN

EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED;

(ii)                             The Principal Stockholders understand that the Parent Common Stock will not be registered at the time of its issuance under the Securities Act for the reason that the issuance of the Parent Common Stock provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of Parent on such exemption is predicated in part on the Principal Stockholders’ representations set forth herein.

(iii)                          The Principal Stockholders are “Accredited Investors” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(iv)                         Immediately prior to the transactions contemplated hereby, the Principal Stockholders and any Persons that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with the Principal Stockholders, collectively owned no Parent Common Stock.

(b)                       From the Closing Date until the date that is one (1) year following the Closing Date with respect to ten percent (10%) of the Parent Common Stock to be acquired by the Principal Stockholders pursuant to this Agreement, two (2) years following the Closing Date with respect to fifty percent (50%) of the Parent Common Stock to be acquired by the Principal Stockholders pursuant to this Agreement and three (3) years following the Closing Date with respect to forty percent (40%) of the Parent Common Stock to be acquired by the Principal Stockholders pursuant to this Agreement, the Principal Stockholders shall not, directly or indirectly, without the prior written consent of Parent, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of (each such transaction, a “Transfer”), any of the Parent Common Stock; provided, however, that nothing in this Section 6.6(b) shall prevent or restrict the Principal Stockholders from Transferring Parent Common Stock in connection with a sale of Parent approved by the board of directors of Parent (whether by merger, consolidation, tender offer, exchange offer, sale of shares of capital stock, other business combination transaction, sale of all or substantially all of the assets or otherwise).  The foregoing restrictions are expressly agreed to preclude the Principal Stockholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any shares of Parent Common Stock even if such shares would be disposed of by someone other than the Principal Stockholders.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Parent Common Stock or with respect to any security that includes, relates to, or derives any significant part of its value from Parent Common Stock.

(c)                                  Subject to Section 6.6(b), if, at any time during the period commencing on the six month anniversary of the Closing Date and ending three years after such six month anniversary

(the “Registration Period”), Joseph E. Kasputys is unable to obtain an opinion of counsel reasonably acceptable to Joseph E. Kasputys and Parent opining that all of the shares of Parent Common Stock that Joseph E. Kasputys then desires to sell pursuant to Rule 144 under the Securities Act may then be sold pursuant to Rule 144 (subject to the manner of sale and volume limitations of Rule 144), (i) Parent shall promptly file with the SEC a “shelf” registration statement with respect to the resale from time to time of the shares of Parent Common Stock issued to Joseph E. Kasputys in the Merger, and (ii) Parent and Joseph E. Kasputys shall promptly enter into a registration rights agreement on customary terms providing for the maintenance of the effectiveness of the shelf registration statement for the remainder of the Registration Period.

(d)                                 Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

6.7                                 Employee Benefits Matters.

(a)                        For a period of at least twelve (12) months beginning on the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide those persons who, immediately prior to the Merger, were employees of the Company or its Subsidiaries who remain employed by the Surviving Corporation or any of its Subsidiaries following the Closing Date (“Continuing Employees”) with base pay and bonus opportunity that is at least equal to the base pay and bonus opportunity provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Closing Date.  In addition, for the twelve (12) month period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to provide Continuing Employees with employee benefit plans and policies that are no less favorable in the aggregate than the Employee Benefits Plans in effect immediately prior to the Closing Date.  Parent shall cause Continuing Employees to receive credit for purposes of eligibility to participate and vesting (but, except as required by applicable Law, not for any pension plan for any matter) under any employee benefit plan, program or arrangement in which they participate established or maintained by Parent or any of its Subsidiaries for service accrued or deemed accrued prior to the Merger with the Company or its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit.  In addition, with respect to any medical, dental, pharmaceutical and/or vision benefit plan of Parent or its Subsidiaries in which Continuing Employees may participate following the Effective Time (a “New Plan”), Parent shall cause all pre-existing condition exclusion and actively-at-work requirements to be waived for such employees and their covered dependents (provided, however, that such waiver shall not apply to any pre-existing condition that excluded any such employee or dependent prior to the Merger from the corresponding arrangement maintained by the Company or its Subsidiaries) and shall provide that any covered expenses incurred on or before the Closing Date by a Continuing Employee or a Continuing Employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the relevant New Plan after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent and its Subsidiaries.  Notwithstanding the foregoing, nothing contained in this Section 6.7(a) will limit the right of Parent or the Surviving Corporation to terminate or suspend the employment of any Continuing Employee after the Closing.

(b)                                 In addition to honoring any severance and/or notice obligations pursuant to applicable Law, Parent shall cause the Surviving Corporation to provide severance arrangements as set forth in Section 6.7(b) of the Company Disclosure Schedule for employees of the Company or its Subsidiaries severed during the twelve (12) month period immediately following the Closing Date.

6.8                                 Directors’ and Officers’ Indemnification.

(a)                                  For a period of six (6) years after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all past and present officers and directors of the Company for acts or omissions occurring at or prior to the Effective Time, excluding acts or omissions occurring in connection with the transactions contemplated herein and excluding any matter covered by Section 9.2(a) even if the coverage of Section 9.2(a) has lapsed, to the fullest extent (x) permitted by the DGCL or (y) provided under the certificate of incorporation and bylaws of the Company in effect on the date hereof (and shall also advance expenses as incurred in defense of any action, suit or proceeding to the fullest extent permitted under the DGCL; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, that such indemnification shall be subject to any limitation imposed from time to time under the DGCL.

(b)                                 This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.  The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, charter, statute, bylaw, contract or otherwise.

(c)                                  The losing party shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.

(d)                                 In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.8.

6.9                                 Transfer Taxes.  Parent shall be responsible for the timely payment of, and shall indemnify and hold harmless the Company’s stockholders from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement.  Parent shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that the Principal Stockholders shall cooperate with Parent and take any action reasonably requested by Parent which does not cause the Principal Stockholders to incur any cost or inconvenience in order to minimize such Transfer Taxes.

6.10                           Supplemental Disclosure.  The Company shall have the right from time to time, but no later than three (3) Business Days prior to the Closing Date, to supplement any Section of the Company Disclosure Schedule with respect to any matter that arises or becomes known by the Company after the date hereof and that would have been required or permitted to be set forth or described in the Company Disclosure Schedule had such matter existed or been known to the Company as of the date of this Agreement.  The Company’s representations and warranties in Article III of this Agreement shall be deemed to include such supplemental disclosure as of the date of this Agreement and thereafter, including the Closing Date; provided, however, that any matters reflected in one or more of any such supplemental disclosures may be considered for purposes of determining whether the condition contained in Section 7.2(h) has been satisfied.  Notwithstanding the foregoing or any provision of this Agreement to the contrary, no information included in any supplemental disclosure as to which the Company had Knowledge as of the date of this Agreement or that seeks to correct any error or omission to the Company Disclosure Schedule relating to the period on or prior to the date of this Agreement shall be considered to have been disclosed for purposes of determining whether Parent may seek indemnification under Section 9.2(a) and the Company Disclosure Schedule shall not be deemed to include or reflect any such supplemental disclosure.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1                                 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)                                  This Agreement shall have been approved and adopted by the Company Requisite Vote.

(b)                                 Any waiting periods applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

(c)                                  There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

7.2                                 Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)                        Each of the representations and warranties of the Company contained herein, shall be true and correct in all material respects, in each case, when made and on and as of the Closing

Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects, as the case may be, as of the specified date), except where any such failure to be true and correct would not reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)                                  The Company shall have delivered to Parent (i) a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b), and (ii) a certificate of good standing for the Company in the State of Delaware and of its Subsidiaries (where applicable) in their jurisdiction of incorporation, dated as of a date reasonably close to the Closing Date.

(d)                                 Parent shall have received counterparts to the Escrow Agreement executed by the Principal Shareholders and the Escrow Agent.

(e)                                  The Company shall have obtained, or caused to be obtained, each consent described on Schedule 7.2(e).

(f)                                    The Company shall have delivered to Parent a non-compete and non-solicitation agreement substantially in the form of Exhibit B executed by each of the Principal Stockholders.

(g)                                 Joseph E. Kasputys shall have entered into an employment arrangement with the Company or Parent substantially in the form of Exhibit C.

(h)                                 There shall not have been a Company Material Adverse Effect.

(i)                                     The number of shares of Company Common Stock held by Dissenting Stockholders shall not comprise more than 1% of the total outstanding shares of Company Common Stock.

(j)                                     A pay off letter with respect to the Company’s loans from Citizens Bank and a release with respect to the Company’s loan from Joseph E. Kasputys shall have been received by the Company, each in form and substance reasonably acceptable to Parent.

7.3                                 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)                        Each of the representations and warranties of Parent and Merger Sub contained herein, shall, be true and correct in all material respects, in each case, when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct as of the specified date), except where any such failure to be true and correct would not reasonably be expected to result in a Parent Material Adverse Effect.

(b)                                 Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)                                  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) and 7.3(b).

(d)                                 The Principal Stockholders shall have received counterparts to the Escrow Agreement executed by Parent and the Escrow Agent.

(e)                                  Parent or the Company shall have entered into an employment arrangement with Joseph E. Kasputys substantially in the form of Exhibit C.

(f)                                    There shall not have been a Parent Material Adverse Effect.

(g)                                 The Company shall have received a tax opinion of its Tax Counsel, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger and the Subsequent Merger, taken together, will be treated as a reorganization within the meaning of Section 368(a) of the Code and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code (the “Tax Opinion”).  The Company’s Tax Counsel shall be entitled to rely upon representation letters from each of the Company, Parent, Merger Sub, Subco and others, in each case, in form and substance reasonably satisfactory to such Tax Counsel.  Each such representation letter shall be dated as of the date of the Tax Opinion.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1                                 Termination by Mutual Agreement.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by the Company Requisite Vote referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2                                 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a)                        the Merger shall not have been consummated by November 30, 2008 (the “Outside Date”); provided, however, that if on the Outside Date all conditions to consummation of the transactions contemplated hereby set forth in Article VII are satisfied (other than those that by their terms are to be satisfied at the Closing) other than as set forth in Section 7.1(b), then the Outside Date shall automatically be extended for an additional thirty (30) days following the Outside Date, and such date shall for all purposes of this Agreement be referred to as the Outside Date; or

(b)                                 any action, proceeding or Law restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by the Company Requisite Vote); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

8.3                                 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if there is a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.3(a) or 7.3(b) to be incapable of being satisfied as of the Outside Date.

8.4                                 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if there is a breach by the Company or the Principal Stockholders of any representation, warranty, covenant or agreement contained in this Agreement that cannot be cured and would cause a condition set forth in Section 7.2(a) or 7.2(b) to be incapable of being satisfied as of the Outside Date.

8.5                                 Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than Sections 8.5, 5.2(b) and 6.5, and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its stockholders, directors, officers, managers, employees, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement.

8.6                                 Amendment.  This Agreement may be amended by action taken by the Company, Parent, Merger Sub and the Principal Stockholders at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which changes the amount or form of the Final Aggregate Notional Value.  This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

8.7                                 Extension; Waiver.  At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Merger Sub shall together be deemed one party and the Company and the Principal Stockholders shall together be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1                                 Survival.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date.  Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  All covenants and agreements contained in this Agreement which are to have effect or be performed after the Closing shall survive the Closing in accordance with their terms.

9.2                                 Indemnification.

(a)                        From and after the Effective Time, Parent and its Affiliates and, without duplication, the Surviving Corporation and each Subsidiary of the Surviving Corporation, together with their respective directors, managers, members, officers, stockholders, employees, agents, representatives successors and assigns, but not including any Person who received or was entitled to receive merger consideration pursuant to Section 2.2(c) or payment pursuant to Section 2.6, (collectively, the “Parent Indemnitees”), shall be entitled to joint and several indemnification from the Principal Stockholders against (and to be held harmless from) any and all damage, loss, liability, fines, penalties and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely among the parties hereto) (“Damages”) incurred or suffered by a Parent Indemnitee arising out of any (A) breach of representation or warranty made by the Company or the Principal Stockholders pursuant to this Agreement, (B) breach of covenant or agreement to be performed by the Company on or prior to the Closing Date pursuant to this Agreement, (C) claims by any stockholder or holder of Options of the Company relating to the transactions contemplated by this Agreement, including appraisal claims of any Dissenting Stockholders and any claims by any stockholders or holders of Options for breach of fiduciary or similar duties and for any claim for consideration due or to become due in connection with the Merger in addition to any consideration paid or to be paid pursuant to this Agreement, or (D) cancellation of Options; provided that (other than in cases of fraud, intentional breach, or breach of a representation or warranty under Sections 3.2, 3.3(a) or 3.14) (i) no claim under clause (A) of this Section 9.2(a) for breach of representation or warranty shall be payable unless the aggregate amount of Damages with respect to all such claims exceeds $500,000, and thereafter only to the extent the aggregate amount of Damages relating to such claims exceeds $500,000 and the aggregate amount of Damages with regard to any individual claim exceeds $10,000, and (ii) the maximum liability for all claims under clause (A) of this Section 9.2(a) for breach of representation or warranty shall not exceed the Escrow Amount, and shall be payable solely from the Escrow Account.  For cases of fraud, intentional breach, or breach of representation or warranty under Sections 3.2, 3.3(a) or 3.14, the maximum liability (without duplication) shall not exceed the aggregate amount of cash paid by Parent to stockholders and holders of Options and the value, as such value may change from time to time (determined pursuant to the next sentence), of the aggregate number of shares of Parent Common

Stock issued by Parent in the Merger (in each case, other than in connection with the Earn Out Adjustment Amount, if any).  For purposes of determining the maximum liability as of the date on which such liability is agreed to by the parties or determined by a final and non-appealable judgment of a court of competent jurisdiction, the value of the shares of Parent Common Stock as of such date means the average closing price of the Parent Common Stock on the NYSE, as reported in the Wall Street Journal, for the ten (10) consecutive trading days ending on the third trading day prior to such date.  For the avoidance of doubt, the Principal Stockholders shall not have any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or its Subsidiaries in connection with the indemnification of Parent Indemnitees by the Principal Stockholders pursuant to this Section 9.2(a).

(b)                                 From and after the Effective Time, Parent hereby indemnifies each stockholder of the Company and each holder of Options who has received merger consideration pursuant to Section 2.2(c) or payment pursuant to Section 2.6 (collectively, the “Stockholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Stockholder Indemnitees arising out of any (A) breach of representation or warranty made by Parent or Merger Sub pursuant to this Agreement or (B) breach of covenant or agreement to be performed by Parent or Merger Sub on or prior to the Closing Date pursuant to this Agreement, provided that, with respect to indemnification by Parent for any claim under this Section 9.2(b) (other than in cases of fraud or intentional breach), (i) no claim under clause (A) of this Section 9.2(b) for breach of representation or warranty shall be payable unless the aggregate amount of Damages with respect to all such claims exceeds $500,000, and thereafter only to the extent the aggregate amount of Damages relating to such claims exceeds $500,000 and the aggregate amount of Damages with regard to any individual claim exceeds $10,000, and (ii) the maximum liability for all claims under clause (A) of this Section 9.2(b) for breach of representation or warranty shall not exceed an amount equal to the Escrow Amount.  Any right to make any claims under this Section 9.2(b) shall be exercised, solely by the Principal Stockholders on behalf of any Stockholder Indemnitee.

9.3                                 Procedures.

(a)                                  The party seeking indemnification under this Article IX (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under Section 9.2.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Article IX, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

(c)                                  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim unless such settlement includes an unconditional release of such Indemnified Party from liability arising out of such Third Party Claim, provides solely for monetary relief to be satisfied by the Indemnifying Party and would not reasonably be expected to have an adverse effect on the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that if the Indemnified Party would be entitled to indemnification hereunder, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

9.4           Exclusive Remedy.  The parties hereby agree that no party shall have any liability, and no party shall make any claim, for any Damages or other matter, under, relating to or arising out of this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this Article IX.

9.5           No Punitive Damages.  Notwithstanding anything in this Agreement to the contrary, no party shall be liable for punitive damages, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other party’s sole, joint or concurrent negligence, strict liability or other fault.

9.6           Calculation of Damages.

(a)           The Parties shall have a duty to mitigate any Damages in connection with this Agreement.

(b)           The amount of any Damages incurred by the Indemnified Party shall be reduced by the amount of any Tax benefit to the Indemnified Party arising from the recognition of Damages.

(c)           The amount of any Damages incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit to the Indemnified Party arising from such Damages.

(d)           Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one (1) representation, warranty, covenant or agreement.

ARTICLE X

MISCELLANEOUS

10.1         Entire Agreement; Assignment.

(a)           This Agreement, the Voting Agreement, the Escrow Agreement and the other agreements referenced in this Agreement constitute the entire agreement between the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties in respect of the subject matter hereof, other than the Confidentiality Agreement (which shall remain in effect until the Effective Time).

(b)           Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise prior to the Effective Time.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.2         Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier to the parties at the following addresses:

if to Merger Sub, the Surviving Corporation or

Parent, to:

IHS Inc.

1350 Avenue of the Americas, Suite 840

New York, NY 10019

Attention: Stephen Green

with a copy to:

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attention: Richard M. Stein

if to the Company prior to the Effective Time, to:

Global Insight, Inc.

1000 Winter Street

Suite 4300

Waltham, Massachusetts 02451

Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attention: Marc S. Gerber

if to the Principal Stockholders, to:

Joseph E. Kasputys

Michael R. Kargula

c/o Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attention: Marc S. Gerber

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

10.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.  Each of the parties to this Agreement irrevocably and unconditionally consents to submit to the nonexclusive jurisdiction of the courts of the State of Delaware or, if it can acquire jurisdiction, of the United States District Court of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process for any action, suit or proceeding may be brought against such party in any such court.  Each of the parties to this Agreement irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.4         Descriptive Headings.  The descriptive headings herein and in the Schedules hereto are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.5         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than the Persons intended to benefit from the provisions of Section 6.8 (Directors’ and Officers’ Indemnification), who shall have the right to enforce such provisions directly.

10.6         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.7         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10.8         Interpretation.

(a)           The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, paragraph, exhibit, and section references are to the articles, paragraphs, exhibits, and sections of this Agreement unless otherwise specified.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 18, 2008.

(c)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.9         Definitions.  As used herein,

“Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its material Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Adjustment Payment” shall have the meaning set forth in Section 2.13(h).

“Affiliate” means with reference to any Person, another Person controlled by, under the control of or under common control with, that Person.

“Aggregate Actual Value” shall have the meaning set forth in Section 2.1(f).

“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall have the meaning set forth in Section 6.1(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or Boston, Massachusetts are authorized or required by Law to close.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certificates” shall have the meaning set forth in Section 2.7.

“Claim” shall have the meaning set forth in Section 9.3(a).

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Aggregate Cash Consideration” shall have the meaning set forth in Section 2.1(c).

“Closing Aggregate Notional Value” shall have the meaning set forth in Section 2.1(b).

“Closing Aggregate Stock Consideration” shall have the meaning set forth in Section 2.1(d).

“Closing Cash” shall have the meaning set forth in Section 2.13(b)(i).

“Closing Date” shall have the meaning set forth in Section 1.2(a).

“Closing Date Schedule” shall have the meaning set forth in Section 2.13(c).

“Closing Deferred Subscription Revenue” shall have the meaning set forth in Section 2.14(b)(ii).

“Closing Indebtedness” shall have the meaning set forth in Section 2.13(b)(iv).

“Closing Per Share Merger Consideration” shall have the meaning set forth in Section 2.1(g).

“Closing Working Capital Amount” shall have the meaning set forth in Section 2.13(b)(v).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” shall have the meaning set forth in Section 3.3(b).

“Company Common Stock” means the Company’s Common Stock, par value $0.01 per share.

“Company Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Company Employees” shall have the meaning set forth in Section 3.16(a).

“Company Financial Advisor” shall have the meaning set forth in Section 2.13(b)(iii).

“Company Licensed Intellectual Property” shall have the meaning set forth in Section 3.11.

“Company Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would reasonably be likely (i) to be materially adverse to the assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, a Company Material Adverse Affect shall not include any such changes or effects resulting directly or indirectly from: (i) changes in general economic conditions or securities or financial markets in general; (ii) general changes in the industries in which the Company and its Subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or interpretations thereof by any Governmental Entity; (iv) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers or employees); and (v) changes in GAAP, or the interpretation thereof; except, in the case of the foregoing clause (ii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in industries in which the Company and its Subsidiaries operate.

“Continuing Employees” shall have the meaning set forth in Section 6.7(a).

“Convertible Notes” shall have the meaning set forth in Section 3.2(a).

“Company Option Plan” shall have the meaning set forth in Section 2.6.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 3.11.

“Company Requisite Vote” shall have the meaning set forth in Section 3.3(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(b).

“Damages” shall have the meaning set forth in Section 9.2(a).

“DGCL” shall have the meaning set forth in Section 1.1.

“Dissenting Shares” shall have the meaning set forth in Section 2.12.

“Dissenting Stockholders” shall have the meaning set forth in Section 2.12.

“Earn Out Adjustment Amount” shall have the meaning set forth in Section 2.15(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.18(c).

“Environmental Law” means any and all applicable international, federal, state, municipal, or local Laws, relating to or imposing liability for standards of conduct concerning protection of human health or environment.

“Environmental Permits” shall have the meaning set forth in Section 3.13.

“Escrow Account” shall have the meaning set forth in Section 2.4.

“Escrow Agent” means the party engaged by Parent and the Company at the Closing for the purpose of administering the Escrow Agreement and the Escrow Account.

“Escrow Agreement” means an escrow agreement in the form attached hereto as Exhibit A among Parent, the Principal Stockholders and the Escrow Agent.

“Escrow Amount” shall have the meaning set forth in Section 2.13(i).

“Estimated Closing Cash” shall have the meaning set forth in Section 2.13(a).

“Estimated Closing Deferred Subscription Revenue” shall have the meaning set forth in Section 2.13(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.13(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.13(a).

“EU Companies” shall have the meaning set forth in Section 3.14(vii).

“Final Aggregate Notional Value” shall have the meaning sect forth in Section 2.1(a).

“Financial Statements” shall have the meaning set forth in Section 3.4.

“Governmental Entity” shall have the meaning set forth in Section 3.3(c).

“Hazardous Substance” means any substance which is: (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contamination under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, or (iii) a hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic, or reproductive toxicant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any person means any liability of any Person (i) for borrowed money or the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) payment obligations under any interest rate protection agreements and similar agreements constituting liability under U.S. generally accepted accounting principles.

“Indemnified Party” shall have the meaning set forth in Section 9.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Independent Accountant” shall have the meaning set forth in Section 2.13(g).

“Initial Escrow Amount” shall have the meaning set forth in Section 2.4.

“Intellectual Property” means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.4.

“IRS” shall have the meaning set forth in Section 3.16(e)(vii).

“Knowledge” or the phrase “to the knowledge of” or words of similar intent or effect, in this Agreement means the actual knowledge of: (i) for the Company, the Principal

Stockholders and those persons set forth in Section 5.2(a) of the Company Disclosure Schedule, and (ii) for Parent, Stephen Green, Richard Walker and Michael Sullivan.

“Laws” shall have the meaning set forth in Section 3.6.

“Leased Properties” shall have the meaning set forth in Section 3.12.

“Lien” means, in respect of any asset (including any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

“Material Contracts” shall have the meaning set forth in Section 3.9(a).

“Material Permits” shall have the meaning set forth in Section 3.6.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.2(a).

“New Plan” shall have the meaning set forth in Section 6.7(a).

“Non-US Employee Benefit Plan” shall have the meaning set forth in Section 3.16(i).

“NYSE” shall have the meaning set forth in Section 2.2(c)(ii).

“Objection Notice” shall have the meaning set forth in Section 2.13(d).

“Options” shall have the meaning set forth in Section 2.6.

“Outside Date” shall have the meaning set forth in Section 8.2(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means Parent’s Class A Common Stock, par value $0.01 per share.

“Parent Common Stock Value” shall have the meaning set forth in Section 2.1(e).

“Parent Earn Out Common Stock Value” shall have the meaning set forth in Section 2.15(b).

“Parent Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Parent Material Adverse Effect” means any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would reasonably be likely (i) to be materially adverse to the assets, properties, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, a Parent Material Adverse Affect shall not include any such changes or effects resulting directly or indirectly from: (i) changes in general economic conditions or securities or financial markets in general; (ii) general changes in the industries in which Parent and its Subsidiaries operate; (iii) any changes in Laws applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or interpretations thereof by any Governmental Entity; (iv) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby (including without limitation the impact thereof on relationships with customers or employees); and (v) changes in GAAP, or the interpretation thereof; except, in the case of the foregoing clause (ii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on Parent and its Subsidiaries, taken as a whole, relative to other participants in industries in which Parent and its Subsidiaries operate.

“Parent Payment” shall have the meaning set forth in Section 2.15(a).

“Parent SEC Reports” shall have the meaning set forth in Section 4.10(a).

“Parent True Up Common Stock Value” shall have the meaning set forth in Section 2.13(i).

“Parent SEC Reports” shall have the meaning set forth in Section 4.9(a).

“Permitted Liens” means (i) statutory Liens not yet delinquent; (ii) Liens or imperfections of title the existence of which would not reasonably be expected to materially detract from the value or impair the use of the asset or property in question; (iii) Liens for Taxes or other liabilities not yet due or which are being contested in good faith; (iv) Liens in favor of Parent and Merger Sub arising out of, under or in connection with this Agreement; (v) Liens reflected on the Interim Balance Sheet; or (vi) with respect to real property, (A) easements, rights of way and other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, (C) zoning, building and other similar restrictions imposed by applicable Law, and (D) any Lien affecting solely the interest of the landlord under any lease for a Leased Property and not the interest of the tenant thereunder.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Principal Stockholders” means Joseph E. Kasputys and Michael R. Kargula.

“Proceedings” shall have the meaning set forth in Section 3.8.

“Registration Period” shall have the meaning set forth in Section 6.6(c).

“SEC” shall have the meaning set forth in Section 4.10(a).

“Securities Act” shall have the meaning set forth in Section 6.6(a)(i).

“Stockholder Indemnitees” shall have the meaning set forth in Section 9.2(c).

“Subco” shall have the meaning set forth in Section 1.7.

“Subsequent Merger” shall have the meaning set forth in Section 1.7.

“Subsidiary” means, in respect of any Person, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other Person or any other Subsidiary of such Person is a general or limited partner or (ii) any securities or other interests having by their terms ordinary voting power to participate in the election of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Supplier Business Earn Out” shall have the meaning set forth in Section 2.15(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Tax Opinion” shall have the meaning set forth in Section 7.3(g).

“Third Party Claim” shall have the meaning set forth in Section 9.3(b).

“Transaction Expenses” shall have the meaning set forth in Section 6.5.

“Transfer” shall have the meaning set forth in Section 6.6(b).

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“True Up Per Share Merger Consideration” shall have the meaning set forth in Section 2.13(i).

“VAT” means the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Year End Balance Sheet” shall have the meaning set forth in Section 2.13(a).

[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IHS INC.

By:
Name:
Title:

PROJECT LINCOLN SUB I, INC.

By:
Name:
Title:

GLOBAL INSIGHT, INC.

By:	/S/ Joseph E. Kasputys

Name:	Joseph E. Kasputys
Title:	Chairman, President and Chief Executive
Officer

/S/ Joseph E. Kasputys
Joseph E. Kasputys

/S/ Michael R. Kargula
Michael R. Kargula

[Signature Page to the Agreement and Plan of Merger]

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